Exhibit 10.3

STANDSTILL AGREEMENT

This Standstill Agreement, dated as of April 13, 2021 (this “Agreement”), is by and between Liquidia Corporation, a Delaware corporation (the “Company”), and Caligan Partners CV IV LP (the “New Company Investor”).

RECITALS

WHEREAS, on the date hereof, the Company, the New Company Investor and certain other parties as identified therein (collectively, such other parties being referred to herein as the “PIPE Investors”) have entered into that certain Common Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which the PIPE Investors have purchased an aggregate of 8,626,037 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) on the date hereof, at a price per share of Common Stock equal to $2.52; and

WHEREAS, the Company and the New Company Investor have determined to come to an agreement with respect to certain matters, as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Board Composition and Related Agreements.

(a) Board Appointment.

(i)                 On or prior to the date hereof, the Board of Directors of the Company (the “Board”) and all applicable committees thereof shall take all necessary actions to, effective on the date hereof (A) increase the size of the Board to nine (9) members and (B) appoint David Johnson (“Mr. Johnson”) as a Class II director for a term expiring at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”), and until his successor is duly elected and qualified, or until such director’s earlier resignation, removal or death; provided, however, that, notwithstanding the foregoing, in the event that (x) each of the conditions precedent to consummating the transactions contemplated by the Purchase Agreement have not been satisfied, (i) Mr. Johnson shall immediately resign as a director of the Company as well as a member of any committees of the Company which Mr. Johnson is then serving, (ii) the New Company Investor shall not have any rights to appoint a Replacement Designee pursuant to Section 1(a)(iv) hereto, and (iii) the Company shall not be obligated to nominate Mr. Johnson as a Class II director for the election of directors at the 2023 Annual Meeting pursuant to Section 1(b).

(ii)              The Parties acknowledge that, at all times while serving as a member of the Board (and as a condition to such service), Mr. Johnson shall be subject to all policies, codes, guidelines and reasonable requests applicable to Board members generally, each as may be amended from time to time, including the Company’s Code of Conduct, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation, fees and reimbursement of expenses, as are applicable to all non-employee directors of the Company.

(iii)            Subject to any applicable corporate governance documents of the Company and applicable stock exchange rules, concurrently with the Mr. Johnson’s appointment to the Board, Mr. Johnson shall also be appointed to the Audit Committee of the Board, subject to Section 1(a)(i), the Company agrees to maintain such committee appointment during the term of this Agreement, as long as Mr. Johnson (or, as applicable, his Replacement Designee (as defined below)) continues to serve on the Board.

(iv)             Subject to Section 1(a)(i), during the Standstill Period (defined below), as long as the New Company Investor owns at least 66% of the Company’s Voting Securities (as defined below) owned by the New Company Investor as of the Closing Date (as defined in the Purchase Agreement) (and subject to adjustment for stock splits, reclassifications, combinations, buybacks or similar transactions, the “Ownership Minimum”) and in the event that Mr. Johnson (or any Replacement Designee (as defined below), as applicable) becomes unwilling or unable to serve as a director and ceases to be a director, resigns as a director or is removed as a director, or for any other reason fails to serve or is not serving as a director at any time prior to the end of the Cooperation Period, then the members of the New Company Investor shall be entitled to designate, subject to the approval (not to be unreasonably withheld) of the applicable committee of the Board, a candidate for replacement of such New Director (such replacement, a “Replacement Designee”). Any Replacement Designee shall qualify as an independent director of the Company under applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and applicable governance policies of the Company. Following the approval of a candidate for Replacement Designee by the applicable committee of the Board, the Board shall promptly appoint such Replacement Designee to the Board. Upon his or her appointment to the Board, such Replacement Designee shall be deemed a New Director for all purposes under this Agreement.

(v)               New Director Nominations. Subject to Section 1(a)(i), provided that the New Company Investor owns the Ownership Minimum, the Company’s slate of Class II director nominees for the election of directors at the 2023 Annual Meeting shall include Mr. Johnson as a nominee. Subject to Section 1(a)(i), provided that the New Investor owns the Ownership Minimum, the Company will recommend that the Company’s stockholders vote in favor of the election of Mr. Johnson at the 2023 Annual Meeting and will support Mr. Johnson for election in a manner consistent with its support for the other nominees of the Company. Subject to Section 1(a)(i), provided that the New Company Investor owns the Ownership Minimum, the Company will cause all Voting Securities represented by proxies granted to it (or any of its Representatives) to be voted in favor of the election of Mr. Johnson as a director at the 2023 Annual Meeting, to the extent permitted pursuant to such proxies.

(b) Additional Agreements.

(i)                 The New Company Investor agrees (A) to cause its Affiliates and Representatives (each as defined below) to comply with the terms of this Agreement and (B) that it shall be responsible for any breach of this Agreement by any such Affiliate or Representative. A breach of this Agreement by an Affiliate or Representative of the New Company Investor, if such Affiliate or Representative is not a Party hereto, shall be deemed to occur if such Affiliate or Representative engages in conduct that would constitute a breach of this Agreement if such Affiliate or Representative were a Party hereto to the same extent as the New Company Investor.

(ii)              During the Standstill Period, the New Company Investor agrees that it shall, and shall cause each of its Affiliates to, appear in person or by proxy at each annual or special meeting of the stockholders of the Company (each, a “Stockholder Meeting”) and vote all Voting Securities beneficially owned, directly or indirectly, by the New Company Investor or such Affiliate (or which the New Company Investor or such Affiliate has the right or ability to vote as of the applicable record date) at such meeting (A) in favor of the slate of directors recommended by the Board, (B) against the election of any nominee for director not approved, recommended and nominated by the Board for election at any such Stockholder Meeting and (C) in accordance with the Board’s recommendation with respect to any other matter presented at such Stockholder Meeting; provided, that the New Company Investor shall be permitted to vote in its sole discretion with respect to any proposals relating to (i) an Extraordinary Transaction (as defined below) with a third party that is not an Affiliate of the New Company Investor, or (ii) amendments to the Company’s Certificate of Incorporation, Bylaws, or other governing documents of the Company that materially diminish stockholder rights.

(iii)            During the Standstill Period, upon reasonable written request from the Company, the New Company Investor will promptly provide the Company with information regarding the amount of the Voting Securities then beneficially owned by the New Company Investor. Such information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to law, legal process, subpoena, the rules of any stock exchange or any legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the Company.

(iv)             Each Party (as defined below) agrees that, during the Standstill Period, it shall not institute, solicit, join or assist in any litigation, arbitration or other proceeding (each, a “Legal Proceeding”) against or involving the other Party, any Affiliate of the other Party or any of their respective current or former directors or officers (including derivative actions), other than (A) to enforce the provisions of this Agreement, (B) to make counterclaims with respect to any proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates, (C) to bring bona fide commercial disputes that do not relate to the subject matter of this Agreement, or (D) to exercise statutory appraisal rights; provided, that the foregoing shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party; provided, further, that in the event that any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Each Party represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party.

Section 2.  Standstill Agreement. During the period commencing with the execution of this Agreement and ending on the earlier of (A) the one-year anniversary of the date on which Mr. Johnson or any Replacement Designee no longer serves on the Board, and (B) the two-year anniversary of the Closing Date (the “Standstill Period”), the New Company Investor shall not, and it will cause each of its Affiliates not to, directly or indirectly (including through any director, officer, employee, partner, member, manager, consultant, legal or other advisor, agent or other representative (each of the foregoing, a “Representative”) of the New Company Investor or any Affiliate of the New Company Investor acting on behalf of the New Company Investor or any Affiliate of the New Company Investor), in any manner, alone or in concert with others, without the prior written consent of the Board:

(a) (i) acquire, cause to be acquired, or offer, seek or agree to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis or any acquisitions through a broad-based market basket or index), whether by purchase, merger, tender or exchange offer, through the acquisition of control of another person, by joining or forming a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act (as defined below)), through swap or hedging transactions or otherwise (the taking of any such action, an “Acquisition”), ownership (beneficial or otherwise) of any securities or assets of the Company (or any direct or indirect rights or options to acquire such ownership, including voting rights decoupled from the underlying Voting Securities) such that after giving effect to any such Acquisition, the New Company Investor or any of its Affiliates holds, directly or indirectly, on an aggregate basis in excess of 20% of the then outstanding Voting Securities (the "Ownership Cap"); provided, however, that the Board may increase the Ownership Cap by an affirmative vote of a majority of the Board, (ii) acquire, cause to be acquired, or offer, seek or agree to acquire, whether by purchase or otherwise, any interest in any indebtedness of the Company, (iii) acquire, cause to be acquired, or offer, seek or agree to acquire (whether through equity purchase, asset purchase, merger or otherwise), ownership (including Beneficial Ownership (as defined below)) of any asset or business of the Company or any right or option to acquire any such asset or business from any person, in each case other than securities of the Company, or (iv) effect or seek to effect, offer or propose to effect, cause or participate in, or knowingly assist, facilitate, advise or encourage any other Person to effect or seek, offer or propose to effect or participate in an Extraordinary Transaction; provided, that nothing in Section 2(a)(iv) shall prohibit of the New Company Investor from tendering into a tender or exchange offer commenced by a third party who is not a Representative of the New Company Investor or receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board; provided, further, that nothing in Section 2(a)(iii) or Section 2(a)(iv) shall prohibit the New Company Investor from participating as a co-investor in, or consultant with respect to, any offer, proposal or transaction otherwise prohibited by Section 2(a)(iii) or Section 2(a)(iv) so long as (A) such transaction has been approved by the disinterested members of the Board or such offer, proposal or transaction is made or entered into, as applicable, in accordance with a process established by the Company (which may include any potential counterparty’s entry into a confidentiality agreement with the Company), (B) neither the counterparty to the Company in such transaction nor its Affiliates is Affiliated with the New Company Investor, (C) the New Company Investor does not, directly or indirectly, engage in any discussions or enters into any arrangements, agreements or understandings with the counterparty to the Company or its Affiliates other than to the extent that (x) the New Company Investor is initially directly invited or solicited to do so by such counterparty or its Affiliates, (y) such counterparty has been invited or solicited by the Company or its legal or financial advisors to participate in a transaction process established by the Company or (z) such transaction has been presented by such counterparty to the Company, (D) the New Company Investor enters into a confidentiality agreement at least as favorable to the Company as the confidentiality agreement entered into by the Company’s counterparty in such transaction, if applicable, and (E) such transaction and the New Company Investor’s participation in such transaction does not arise, directly or indirectly, from any breach of this Agreement (including Section 2(f) and Section 2(k)) by the New Company Investor.

(b) (i) nominate, give notice of an intent to nominate, or recommend for nomination a person for election to the Board or take any action in respect of the removal of any director, (ii) knowingly seek or encourage any person to submit any nomination in furtherance of a “contested solicitation” or take any other action in respect of the election or removal of any director, provided, that nothing in this Agreement shall prevent the New Company Investor or its Affiliates or Representatives from taking actions in furtherance of identifying director candidates to the Company’s Nominating and Corporate Governance Committee in connection with 2021 Annual Meeting, the 2022 Annual Meeting or the 2023 Annual Meeting so long as such actions do not create a public disclosure obligation for the New Company Investor or the Company, are not publicly disclosed by any of the New Company Investor or its Affiliates or Representatives and are undertaken on a basis reasonably designed to be confidential, (iii) submit, or knowingly seek or encourage the submission of, any stockholder proposal (pursuant to Rule 14a-8 or otherwise) for consideration at, or bring any other business before, any Stockholder Meeting, (iv) request, or knowingly initiate, encourage or participate in any request, to call a Stockholder Meeting, (v) publicly seek to amend any provision of the Certificate of Incorporation, Bylaws, or other governing documents of the Company (each as may be amended from time to time), (vi) seek to change or control, or knowingly influence control of, the management, the Board, the business, the corporate structure or policies of the Company or (vii) take any action similar to the foregoing with respect to any subsidiary of the Company;

(c) solicit any proxy, consent or other authority to vote of stockholders or conduct any other referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in, or knowingly assist, advise, initiate, encourage or influence any person (other than the Company) in, any “solicitation” of any proxy, consent or other authority to vote any Voting Securities (other than such assistance, advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter);

(d) (i) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any Stockholder Meeting) or (ii) deposit or agree or propose to deposit any Voting Securities in any voting trust or similar arrangement, or subject any Voting Securities to any agreement or arrangement with respect to the voting of such securities (including a voting agreement or pooling arrangement), other than (A) any such voting trust or arrangement solely for the purpose of delivering to the Company or its designee a proxy, consent or other authority to vote in connection with a solicitation made by or on behalf of the Company or (B) customary brokerage accounts, margin accounts and prime brokerage accounts;

(e) knowingly encourage, advise or influence any person, or knowingly assist any person in so encouraging, advising or influencing any person, with respect to the giving or withholding of any proxy, consent or authority to vote any Voting Securities or in conducting any referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign);

(f) form, join, knowingly encourage the formation of or in any way participate in any partnership, limited partnership, syndicate or group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities (provided, that nothing herein shall limit the ability of an Affiliate of the New Company Investor to join a group with the New Company Investor following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement);

(g) make or publicly advance any request or submit any proposal to amend, modify or waive any provision of this Agreement, or take any action challenging the validity or enforceability of any provision of or obligation arising under this Agreement; provided, that the New Company Investor may make private requests to the Board to amend, modify or waive any provision of this Agreement, which the Board may accept or reject in its sole and absolute discretion, so long as any such request is not publicly disclosed by the New Company Investor and is made by the New Company Investor in a manner that could not reasonably be expected to require, and that does not require, the public disclosure thereof by the Company, the New Company Investor or any other person;

(h) (i) make a request for a list of the Company’s stockholders or for any books and records of the Company whether pursuant to Section 220 of the General Corporation Law of the State of Delaware or otherwise or (ii) engage any private investigations firm or other person to investigate any of the Company’s directors or officers;

(i) make any public proposal with respect to, any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company;

(j) take any action that could reasonably be expected to require the New Company Investor, the Company or any of its subsidiaries or any other person to make a public announcement or disclosure regarding this Agreement (other than the Press Release (as defined below) and related Current Report on Form 8-K) or any matter addressed in this Section 2; or

(k) enter into any discussion, negotiation, agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or knowingly assist, encourage, solicit, seek or seek to cause any person to undertake any action inconsistent with this Section 2;

provided, however, that the restrictions in this Section 2 shall not prevent the New Company Investor or its Representatives from making any factual statement as required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by the New Company Investor). For the avoidance of doubt, nothing in this Section 2 shall be deemed to limit the exercise in good faith by Mr. Johnson (or any Replacement, as applicable) of his fiduciary duties in his capacity as a director of the Company.

Section 3. Representations and Warranties of All Parties. Each Party represents and warrants to the other Party that (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles) and (c) this Agreement will not result in a material violation of any (i) term or condition of any agreement to which such person is a party or by which such Party may otherwise be bound or (ii) law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

Section 4. Representations and Warranties of the New Company Investor. The New Company Investor represents, warrants and covenants to the Company that (a) as of the date of this Agreement, the New Company Investor owns, on the date of this Agreement after giving effect to the Closing, the number of shares of Common Stock adjacent to the New Company Investor’s name on Schedule A hereto; and (b) as of the date of this Agreement, the New Company Investor does not have a Synthetic Position (other than the shares of Common Stock beneficially owned as set forth in clause (a) above) in any Voting Securities.

Section 5. Press Release; Communications. Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release in the form attached hereto as Exhibit A (the “Press Release”) announcing certain terms of this Agreement and the material terms of the Purchase Agreement and the other transactions contemplated hereby and thereby. Neither the Company nor the New Company Investor shall make or cause to be made, and the Company and the New Company Investor will cause their respective Affiliates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. The New Company Investor acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC. The New Company Investor shall be given a reasonable opportunity to review and comment on such Current Report on Form 8-K or other filing with the SEC to be made by the Company with respect to this Agreement, and the Company shall give reasonable consideration to any comments of the New Company Investor.

Section 6. Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

Section 7. Certain Defined Terms. For purposes of this Agreement:

(a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement; provided, that “Affiliates” of a person shall not include any other person, solely by reason of the fact that such person or one or more of such person’s employees or principals serves as a member of such other person’s or such other person’s affiliated or related entity’s board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act).

(b) “Beneficial Ownership” means having the right or ability to vote, cause to be voted or control or direct the voting of any Voting Securities (in each case whether directly or indirectly, including pursuant to any agreement, arrangement or understanding, whether or not in writing); provided, that a person shall be deemed to have “Beneficial Ownership” of any Voting Securities that such person has a right, option or obligation to own, acquire or control or direct the voting of upon conversion, exercise, expiration, settlement or similar event (“Exercise”) under or pursuant to (i) any Derivative (whether such Derivative is subject to Exercise immediately or only after the passage of time or upon the satisfaction of one or more conditions) and (ii) any Synthetic Position that is required or permitted to be settled, in whole or in part, in Voting Securities. A person shall be deemed to be the “Beneficial Owner” of, or to “beneficially own,” any securities that such person has Beneficial Ownership of.

(c) “Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in the State of New York are authorized or required to be closed by applicable law.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

(e) “Extraordinary Transaction” means any merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company requiring a vote of stockholders of the Company.

(f) “Party” means the Company, or the New Company Investor, individually, and “Parties” means the Company and the New Company Investor, collectively.

(g) “SEC” means the U.S. Securities and Exchange Commission.

(h) “Synthetic Position” means any option, warrant, convertible security, stock appreciation right or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index) (each of the foregoing, a “Derivative”), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of Voting Securities or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of Voting Securities and that increases in value as the market price or value of Voting Securities increases or that provides an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Voting Securities, in each case regardless of whether (x) it conveys any voting rights in such Voting Securities to any person, (y) it is required to be or capable of being settled, in whole or in part, in Voting Securities or (z) any person (including the holder of such Synthetic Position) may have entered into other transactions that hedge its economic effect.

(i) “Voting Securities” means, the Company Common Stock and any other securities of the Company entitled to vote in the election of directors.

Section 8. Injunctive Relief. Each Party acknowledges and agrees that any breach of any provision of this Agreement shall cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, the other Party shall be entitled to seek the remedies of injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages or post a bond or other security. The foregoing right shall be in addition to such other rights or remedies that may be available to the non-breaching Party for such breach or threatened breach, including the recovery of money damages.

Section 9. Securities Laws. The New Company Investor acknowledges that it is aware that United States securities laws prohibit any person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may trade securities on the basis of such information. For the avoidance of doubt, and subject to compliance with United States securities laws, the members of the New Company Investor and its Representatives shall in any event be free to trade or engage in such transactions during periods when the members of the Board are permitted to do so, and the Company shall notify the New Company Investor via email and reasonably in advance when such “open window” director trading periods begin and end. The Company acknowledges that none of the provisions herein shall in any way limit the activities of the New Company Investor or its Representatives in their respective ordinary course of businesses if such activities will not violate applicable securities laws or the obligations specifically agreed to under this Agreement. In addition, nothing contained in this Agreement shall restrict the ability of the members of the New Company Investor or its Representatives from purchasing, selling or otherwise trading Voting Securities pursuant to any Rule 10b5-1 trading plan adopted prior to the execution of this Agreement.

Section 10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

Section 11. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) upon transmission, when sent by e-mail or (iii) one Business Day (as defined below) after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

P.O. Box 110085

Research Triangle Park, NC 27709

Attention: General Counsel

E-mail: russell.schundler@liquidia.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, NJ 07078

Attention:   Andrew P. Gilbert, Esq.

E-mail:   andrew.gilbert@us.dlapiper.com

If to the New Company Investor:

Caligan Partners LP

590 Madison Avenue, 21st Floor

New York, NY 10022

Attn: David E. Johnson

Email: dj@caliganpartners.com

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attn: Eleazer Klein, Esq.

Email: eleazer.klein@srz.com

Section 12. Governing Law; Jurisdiction; Jury Waiver. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any action of the Company or the New Company Investor in the negotiation, administration, performance or enforcement hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement and any rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and any rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (the “Court of Chancery”) and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”). Each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement in any court other than the Chosen Courts. Each Party hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 13. Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 14. Non-Disparagement.

(a) Subject to applicable law, each of the Parties covenants and agrees that during the period commencing upon the execution of this Agreement and ending on the earlier of (i) the conclusion of the Standstill Period and (ii) such time as the other Party or any of its Affiliates, Representatives, successors or assigns shall have breached this Section 14(a), neither it nor any of its respective Affiliates or any Representatives acting on their behalf, or its successors or assigns, shall in any way disparage, slander, attempt to discredit, call into disrepute, defame, make or cause to be made any statement or announcement that constitutes an ad hominem attack on the other Party or such other Party’s subsidiaries, Affiliates, successors, assigns, officers (including any current or former officer of a Party or a Party’s subsidiaries), directors (including any current or former director of a Party or a Party’s subsidiaries) or Representatives.

(b) Nothing in this Section 14 will be deemed to prevent either the Company or the New Company Investor from complying with its respective disclosure obligations under law, legal process, subpoena, the rules of any stock exchange or any legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought.

Section 15. Termination. The obligations of the Parties under this Agreement will terminate on the date that is the end date of the Standstill Period, unless another period is specifically set forth herein or otherwise mutually agreed in writing by each Party. The obligations of the New Company Investor pursuant to Sections 1 and 2 shall terminate in the event that the Company materially breaches its obligations to the New Company Investor pursuant to Section 1 or the representations and warranties in Section 3 of this Agreement (as they pertain to the Company) and such breach (if capable of being cured) has not been cured within thirty (30) calendar days following written notice of such breach from the New Company Investor, or, if impossible to cure within 30 calendar days, the Company has not taken substantive action to correct within thirty (30) calendar days following written notice of such breach from the New Company Investor. Notwithstanding the foregoing, (a) Section 7 through Section 13, this Section 15, and Section 16 through Section 20 of this Agreement will survive the termination of this Agreement; and (b) no termination of this Agreement will relieve any Party of liability for any breach of this Agreement arising prior to such termination.

Section 16. No Waiver. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver of, or deprive that Party of the right thereafter to insist upon strict adherence to, that term or any other term of this Agreement.

Section 17. Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may only be amended pursuant to a written agreement executed by the Company and the New Company Investor.

Section 18. Successors and Assigns. This Agreement may not be transferred or assigned by any Party without the prior written consent of the other Party. Any purported assignment without such consent is null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

Section 19. No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other person.

Section 20. Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regard to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (i) the word “including” (in its various forms) means “including, without limitation,” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement and (iii) the word “or” is not exclusive.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

LIQUIDIA CORPORATION

By:	/s/ Damian deGoa
Name:	Damian deGoa
Title:	Chief Executive Officer

[Signature Page to Standstill Agreement]

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

NEW COMPANY INVESTOR:

CALIGAN PARTNERS CV IV LP

By:	/s/ David Johnson
Name:	David Johnson
Title:	Managing Member of General Partner

[Signature Page to Standstill Agreement]

SCHEDULE A

New Company Investor

Name and Address	Number of Shares of Common Stock Held on the Date of This Agreement	Number of Shares of Company Common Stock to be Held on the Closing Date
Caligan Partners CV IV LP 590 Madison Avenue New York, NY 10022	0	7,167,663

EXHIBIT A

Press Release

(See attached)